EXHIBIT 4.1

AMENDMENT NO. 3

dated as of September 5, 2013

to

CREDIT AGREEMENT

Dated as of March 25, 2011

THIS AMENDMENT NO. 3 (“Amendment”) is made as of September 5, 2013 (the “Effective Date”) by and among Layne Christensen Company, as Borrower (the “Borrower”),  the lenders listed on the signature pages hereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of March 25, 2011 by and among the Borrower, the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to make certain modifications to the Credit Agreement; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows.

1. Amendments to the Credit Agreement.  Effective as of the Effective Date, but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to insert the following defined terms alphabetically therein:

“Amendment No. 3” means Amendment No. 3 to Credit Agreement, dated as of September 5, 2013, by and among the Borrower, the Lenders party thereto, and the Administrative Agent.

“Amendment No. 3 Effective Date” means September 5, 2013.

“Interpolated  Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which the Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which the Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Impacted Interest Period” has the meaning set forth in the definition of LIBO Rate.

“Screen Rate” has the meaning set forth in the definition of LIBO Rate.

(b) The definition of “Aggregate Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Amendment No. 3 Effective Date, the Aggregate Commitment is $200,000,000.

(c) The definition of “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1:	≤ 0.75 to 1.00	1.50%	0.50%	0.25%
Category 2:	>0.75 to 1.00 but ≤ 1.25 to 1.00	1.75%	0.75%	0.30%
Category 3:	> 1.25 to 1.00 but ≤ 1.75 to 1.00	2.00%	1.00%	0.35%
Category 4:	> 1.75 to 1.00 but ≤ 2.25 to 1.00	2.25%	1.25%	0.40%
Category 5:	> 2.25 to 1.00 but ≤ 2.75 to 1.00	2.50%	1.50%	0.45%
Category 6:	> 2.75 to 1.00	3.00%	2.00%	0.50%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 6 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 6 shall be deemed to be applicable from the Amendment No. 3 Effective Date until the Administrative Agent’s receipt of the applicable Financials for the four fiscal quarters ended July 31, 2014, and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

(d) The definition of “LIBO Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated  Rate.

(e) Section 2.09 of the Credit Agreement is hereby amended to insert immediately at the end thereof the following new clause (e):

(e)  Notwithstanding the foregoing or anything to the contrary set forth herein, the Aggregate Commitment shall be reduced to $200,000,000 as of the Amendment No. 3 Effective Date.  The Borrower shall make all prepayments necessary (or cash collateralize Letters of Credit, if applicable) to cause the aggregate of the Revolving Credit Exposures to equal or be less than $200,000,000 as of the Amendment No. 3 Effective Date.

(f) Section 2.14 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.14    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

(g) Section 6.01(k) of the Credit Agreement is hereby amended in its entirety as follows:

(k)  Priority Indebtedness outstanding as of the Amendment No. 3 Effective Date and as set forth in Schedule 6.01(k) as attached to Amendment No. 3, together with no more than $20,000,000 in aggregate principal amount incurred on or after the Amendment No. 3 Effective Date;

(h) Section 6.01(n) of the Credit Agreement is hereby amended in its entirety as follows:

(n)  Additional unsecured Indebtedness not permitted elsewhere in this Section 6.01; provided, that no Default or Event of Default shall be outstanding immediately before or after incurring such Indebtedness, and the Borrower shall be in compliance with Section 6.12 on a Pro Forma Basis, immediately before and after the incurrence of such Indebtedness; provided, further, that on and after the Amendment No. 3 Effective Date, the Borrower also shall be required to demonstrate to the Administrative Agent’s satisfaction that the Leverage Ratio, calculated on a Pro Forma Basis giving effect to the applicable incurrence,  is not greater than 2.50 to 1.00.

(i) Each of Section 6.04(g) and (h) is hereby amended in its entirety as follows: “Intentionally Omitted”.

(j) Section 6.04(m) of the Credit Agreement is hereby amended in its entirety as follows:

(m)  Joint ventures with other Persons for the purpose of bidding on and performing construction contracts; provided, however, that the aggregate amount of the investments therein shall not exceed $30,000,000 at any time; and

(k) Section 6.04(o) of the Credit Agreement is hereby amended in its entirety as follows:

(o)  any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed $30,000,000 at any time.

(l) Sections 6.12(a), (c), and (d) of the Credit Agreement are hereby amended in their entirety as follows:

Section 6.12    Financial Covenants.

(a)           Maximum Leverage Ratio.   The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after January 31, 2011, of (i) Consolidated Total Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis based on the quarterly compliance certificate most recently delivered pursuant to Section 5.01(c), to be greater than the Maximum Leverage Ratio Amount; provided, however, that this maximum Leverage Ratio covenant shall not be in effect and the Borrower shall not be required to report compliance herewith for the quarter ending October 31, 2013. For purposes hereof, the “Maximum Leverage Ratio Amount” means (x) 4.00 to 1.00 for the period ending January 31, 2014, (y) 3.50 to 1.00 for the period ending April 30, 2014, and (z) 3.00 to 1.00 for the period ending July 31, 2014 and for each period thereafter.

 (c)           Minimum EBITDA.  The Borrower will not permit Consolidated EBITDA to be less than $7,500,000 for the fiscal quarter ending October 31, 2013.

(d)           Maximum Capital Expenditures.  The Borrower will not permit Capital Expenditures (determined on a consolidated basis for the Borrower and its Subsidiaries) to exceed the following amounts for the following periods (to be determined as of the last day of the applicable period): (i) $12,000,000 for the three-month period ending October 31, 2013; (ii) $24,000,000 for the six-month period ending January 31, 2014; (iii) $39,000,000 for the nine-month period ending April 30, 2014; and (iv) $57,000,000 for the twelve-month period ending July 31, 2014.

(m) Section 6.12 of the Credit Agreement is hereby amended to insert immediately at the end thereof the following new clause (e):

(e)  Notwithstanding the foregoing or anything to the contrary set forth herein, the Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 6.12 for the fiscal quarter ended July 31, 2013.

(n) Section 9.01(a)(i) of the Credit Agreement is hereby amended in its entirety as follows:

(i)  if to the Borrower before September 9, 2013, to it at Layne Christensen Company, 2201 Lake Woodlands Drive, The Woodlands, Texas 77380, Attention of James Easter, Senior Vice President & Chief Financial Officer (Telecopy No. 281-475-2741; Telephone No. 281-475-2694); and if to the Borrower on or after September 9, 2013, to it at Layne Christensen Company, 1800 Hughes Landing Boulevard, The Woodlands, Texas 77380, Attention of James Easter, Senior Vice President & Chief Financial Officer (Telecopy No. 281-475-2741; Telephone No. 281-475-2694);

(o) Schedule 2.01 of the Credit Agreement is hereby amended in its entirety pursuant to Schedule 2.01 as attached hereto.

(p) Schedule 6.01(k), as attached to this Amendment, is hereby added to the Credit Agreement as a Schedule thereto.

2. Conditions of Effectiveness.  The effectiveness of this Amendment is subject to the following conditions precedent:

(a)           the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Lenders required to execute and deliver this Amendment in order to give effect hereto, and the Administrative Agent; and

(b)           the Administrative Agent shall have received all other fees and amounts due and payable on or prior to the Effective Date, including, (x) to the Administrative Agent, for the benefit of each Lender that executes and delivers its signature page hereto by noon Chicago time on September 5, 2013 (with delivery being determined by the Administrative Agent in its sole discretion), an amendment fee for each such approving Lender as agreed to by the Borrower and the Administrative Agent, and (y) to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower.

3. Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows:

(a) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

(b) Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Costs and Expenses.  The Borrower shall pay on demand all reasonable costs and expenses of the Administrative Agent (including the reasonable fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

6. Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

7. Execution.  This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

8. Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

LAYNE CHRISTENSEN COMPANY, as the Borrower

By	/s/ James R. Easter
Name: James R. Easter
Title: Senior Vice President & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By	/s/ John Kushnerick
Name: John Kushnerick
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ David Bentzinger
Name: David Bentzinger
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Steven Dixan
Name: Steven Dixan
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By
Name:
Title:

BANK OF THE WEST, as a Lender

By	/s/ Roger Lumley
Name: Roger Lumley
Title: Senior Vice President

UMB BANK, N.A., as a Lender

By	/s/ Martin Nay
Name: Martin Nay
Title: Senior Vice President

BOKF, N.A., as a Lender

By
Name:
Title:

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$33,333,333.34

BANK OF AMERICA, N.A.	$33,333,333.33

PNC BANK, NATIONAL ASSOCIATION	$30,000,000

U.S. BANK NATIONAL ASSOCIATION	$30,000,000

WELLS FARGO BANK, N.A.	$25,000,000

BANK OF THE WEST	$25,000,000

UMB BANK, N.A.	$13,333,333.33

BOKF, N.A. d/b/a Bank of Kansas City	$10,000,000

AGGREGATE COMMITMENT	$200,000,000

Schedule 6.01(k)

Priority Indebtedness

Attached